# FIRST AMENDMENT TO PRODUCTION AGREEMENT

The parties to the "Production Agreement" entered into on March 18, 2015 by and between RevolutionWear, Inc. ("RevolutionWear") and Leng Universal, Inc. ("LUI") collectively the "Parties", hereby agree to the following amendments to the Production Agreement.

1. The Parties agree and acknowledge that the terms and conditions of this First Amendment and the resulting changes to the Production Agreement and Stock Purchase Agreement are subject to approval by the RevolutionWear Board of Directors and necessary majority of common and preferred RevolutionWear shareholders.
2. For mutually beneficial reasons the Parties have agreed to allow LUI sixty (60) days from the date of this First Amendment, June 2, 2015, to pay the entire $1,800,000 investment amount as set forth in Section 6 of the Production Agreement. During this time period the monthly payments of $150,000 will not be considered to be past due.
3. LUI will pay $50,000 to RevolutionWear no later than June 12, 2015 such funds will be sent by wire transfer according to the wire instructions in Section 7 of the Production Agreement.
4. LUI is permitted to request an additional 30 day extension (90 total days from June 2, 2015) to complete the $1,800,000 payment if (a) such request is made in writing within the 60 day period and (b) LUI pays an additional $150,000 (the $50,000 paid pursuant to paragraph 3 above does not count towards the payment in this paragraph 4) to RevolutionWear during the 60 day period.
5. If the $1,800,000 payment is not completed within the time periods set forth above RevolutionWear shall pay the $50,000 back to LUI. LUI shall not receive RevolutionWear equity associated with the $1,800,000 investment as set forth in the Stock Purchase Agreement executed between the Parties.
6. If LUI satisfactorily produces the products, and not fund the $1,800,000, as set forth in the Production Agreement than LUI shall be entitled to receive the equivalent of five percent (5%) equity in RevolutionWear as calculated as of the date of this Frist Amendment. Except as amended by this First Amendment all other terms and conditions of the Production Agreement shall remain in full force and effect.

Accepted and agreed to by and between RevolutionWear, Inc. and Leng Universal Inc. on this 2nd day of June 2015.

RevolutionWear, Inc.

Mathis Ingvarsson

CEO and President

Leng Universal, Inc.

6/2/2015

Robert Leng, President